
                                                                    Exhibit 99.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               MEGGITT-USA, INC.,

                             POOLE ACQUISITION CORP.

                                       AND

                         FIREARMS TRAINING SYSTEMS, INC.

                           DATED AS OF AUGUST 23, 2006

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER; CLOSING; EFFECTIVE TIME............................     1
   1.1  The Merger.......................................................     1
   1.2  Closing..........................................................     2
   1.3  Effective Time...................................................     2
   1.4  Further Assurances...............................................     2

ARTICLE II CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
           CORPORATION...................................................     2
   2.1  The Certificate of Incorporation.................................     2
   2.2  The Bylaws.......................................................     3

ARTICLE III OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION..........     3
   3.1  Directors........................................................     3
   3.2  Officers.........................................................     3

ARTICLE IV EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
           CERTIFICATES..................................................     3
   4.1  Certain Defined Terms............................................     3
   4.2  Conversion of Securities.........................................     3
   4.3  Exchange of Certificates for Common Shares and Series C
        Preferred Shares.................................................     5
   4.4  Appraisal Rights.................................................     7

ARTICLE V REPRESENTATIONS AND WARRANTIES.................................     8
   5.1  Representations and Warranties of the Company....................     8
   5.2  Representations and Warranties of Parent and Merger Sub..........    25

ARTICLE VI COVENANTS.....................................................    27
   6.1  Interim Operations...............................................    27
   6.2  Acquisition Proposals............................................    30
   6.3  Information Supplied.............................................    33
   6.4  Filings; Other Actions; Notification.............................    34
   6.5  Access...........................................................    35
   6.6  Publicity........................................................    36
   6.7  Employee Compensation and Benefits...............................    36

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                                TABLE OF CONTENTS
                                   (continued)

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   6.8  Expenses.........................................................    37
   6.9  Indemnification; Directors' and Officers' Insurance..............    37
   6.10 Parent Vote......................................................    38
   6.11 Notification of Certain Matters; Supplemental Disclosure.........    38
   6.12 Certain Litigation...............................................    39
   6.13 Certain Tax Matters..............................................    39

ARTICLE VII CONDITIONS TO THE MERGER.....................................    39
   7.1  Conditions to Each Party's Obligation to Effect the Merger.......    39
   7.2  Conditions to Obligations of Parent and Merger Sub...............    40
   7.3  Conditions to Obligation of the Company..........................    41

ARTICLE VIII TERMINATION.................................................    41
   8.1  Termination by Mutual Consent....................................    41
   8.2  Termination by Either Parent or the Company......................    41
   8.3  Termination by the Company.......................................    42
   8.4  Termination by Parent............................................    42
   8.5  Effect of Termination and Abandonment............................    43
   8.6  Extension; Waiver................................................    44

ARTICLE IX MISCELLANEOUS AND GENERAL.....................................    44
   9.1  Survival.........................................................    44
   9.2  Modification or Amendment........................................    44
   9.3  Waiver of Conditions.............................................    44
   9.4  Counterparts.....................................................    45
   9.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL....................    45
   9.6  Notices..........................................................    45
   9.7  Entire Agreement.................................................    47
   9.8  No Third Party Beneficiaries.....................................    47
   9.9  Obligations of Parent and of the Company.........................    47
   9.10 Transfer Taxes...................................................    47
   9.11 Severability.....................................................    48
   9.12 Interpretation...................................................    48
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                                      -ii-
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                                TABLE OF CONTENTS
                                   (continued)

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   9.13 Assignment.......................................................    48
   9.14 Specific Performance.............................................    48

EXHIBIT A - Certificate of Incorporation of Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 23, 2006, among FIREARMS TRAINING SYSTEMS, INC., a Delaware corporation (the "Company"), MEGGITT-USA, INC., a Delaware corporation ("Parent"), and POOLE ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the holders of a majority of the outstanding Series C Preferred Shares and Common Shares (the "Principal Stockholders") each have agreed pursuant to an agreement (the "Principal Stockholders' Agreement") to take certain actions in furtherance of the Merger, including causing the execution and delivery of a written consent immediately after the execution and delivery of this Agreement (the "Principal Stockholders' Consent") to the adoption of this Agreement and the approval of the Merger (the "Stockholder Approval") in accordance with Section 228 of the Delaware General Corporation Law ("DGCL");

          WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement and the Principal Stockholders to enter into the Principal Stockholders' Agreement, Meggitt PLC, a public limited company organized under the laws of England and Wales ("Guarantor") has agreed pursuant to a Guaranty, dated as of the date hereof (the "Guaranty"), to fully and unconditionally guaranty the payment and performance of Parent and Merger Sub, each of which being a direct or indirect wholly owned subsidiary of the Guarantor, under this Agreement and Parent under the Principal Stockholders' Agreement, as more fully described and set forth in the Guaranty; and

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                       THE MERGER; CLOSING; EFFECTIVE TIME

          1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in Section 259 of the DGCL.

          1.2 Closing. Unless otherwise mutually agreed between the Company and Parent, the closing for the Merger (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 at 10:00 A.M. (New York City time) on a date to be specified by the parties hereto, which shall be no later than the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close. The date on which the Closing occurs is referred to herein as the "Closing Date."

          1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the "Effective Time").

          1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the parties agree that they and their then serving, duly appointed officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that such officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

                                   ARTICLE II
                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

          2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation

(the "Charter"), until thereafter duly amended as provided therein or by applicable Law (as defined in Section 5.1(j)).

          2.2 The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

                                   ARTICLE III
                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

          3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

          3.2 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                   ARTICLE IV
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

          4.1 Certain Defined Terms. As used in this Agreement:

          (a) "Common Share" means a share of the Company's Class A Common Stock, par value $0.000006 per share.

          (b) "Company Option" means an option to purchase Common Shares issued under any of the Stock Plans (as defined in Section 5.1(b)(i)).

          (c) "Series C Preferred Share" means a share of the Company's Series C Preferred Stock, par value $0.10 per share.

          4.2 Conversion of Securities.

          (a) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or capital stock of Merger Sub, each Common Share and Series C Preferred Share (i) held in the treasury of the Company, (ii) owned by any Subsidiary of the Company or (iii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall cease to be outstanding, shall be cancelled without any conversion thereof and without payment of any consideration therefor and shall cease to exist.

          (b) Conversion of Series C Preferred Shares.

               (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or capital stock of Merger Sub, each Series C Preferred Share issued and outstanding immediately prior to the Effective Time (other than Series C Preferred Shares cancelled pursuant to Section 4.2(a)) shall be converted into the right to receive, upon surrender of the certificate which immediately prior to the Effective Time represented such Series C Preferred Share in accordance with
Section 4.3, cash in an amount equal to the sum of (A) the Liquidation Preference (as defined in the Company's Certificate of Designations of Series C Preferred Stock filed with the Secretary of State of the State of Delaware on September 30, 2004 (as amended or modified from time to time, the "Certificate of Designations")) plus (B) the amount of all accrued and unpaid dividends on such Series C Preferred Share up to but not including the Effective Time to the extent not added to the Liquidation Preference pursuant to Section 2(d) of the Certificate of Designations (whether or not earned or declared) (such sum, the "Per Series C Preferred Share Consideration"). To the extent requested by Parent (and to the extent sufficient time prior to the Effective Time exists in order to enable the Company to give such notice), the Company shall provide at least thirty (30) days notice of redemption of the Series C Preferred Stock in connection with the Merger to the holders pursuant to Sections 6(a) and (c) of the Certificate of Designations.

               (ii) Each Series C Preferred Share so converted at the Effective Time shall be cancelled and shall cease to exist, and each certificate which theretofore represented Series C Preferred Shares so converted and cancelled shall thereafter cease to have any rights with respect to such Series C Preferred Shares, except the right to receive the Per Series C Preferred Share Consideration multiplied by the number of Series C Preferred Shares formerly represented by such certificate, without interest thereon and subject to Section 4.3.

          (c) Conversion of Common Shares.

               (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or capital stock of Merger Sub, each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares cancelled pursuant to Section 4.2(a) and Common Shares with respect to which the holder thereof exercises appraisal rights under Section 262 of the DGCL) shall be converted into the right to receive cash in an amount equal to $1.08 (the "Per Common Share Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented such Common Share in accordance with Section 4.3.

               (ii) Each Common Share so converted at the Effective Time shall be cancelled and shall cease to exist, and each Certificate which theretofore represented Common Shares so converted and cancelled shall thereafter cease to have any rights with respect to such Common Shares, except the right to receive the Per Common Share Consideration multiplied by the number of Common Shares formerly represented by such Certificate, without interest thereon and subject to Section 4.3.

          (d) Conversion of Company Options. Between the date of this Agreement and the Effective Time, the Company shall take all reasonable action necessary (which action shall be effective as of or prior to the Effective Time), to terminate the Stock Plans and provide that, at or prior to the Closing, each outstanding Company Option shall become fully vested, to the extent provided in the underlying grant, to the extent not already vested. Each holder of a Company Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Common Share that is less than the Per Common Share Consideration shall (subject to the provisions of this Section 4.2(d)) be paid by the Exchange Agent (as defined in Section 4.3(a)), in exchange for the cancellation of such Company Option and completion of an acknowledgement letter, an amount in cash (less any applicable withholding Taxes (as defined in Section 5.1(m)) equal to the product of (i) the difference between the Per Common Share Consideration (without interest) and the applicable exercise price per Common Share of such Company Option and (ii) the aggregate number of Common Shares for which such Company Option is exercisable (the "Option Payment"). The Exchange Agent shall make the Option Payments at or promptly following the Effective Time and Parent shall provide the Exchange Agent with the requisite amount of funds to make such Option Payments. Any such payments shall be net of all applicable federal, state and local Tax withholding. Prior to the Effective Time, the Company shall take such actions as may be necessary to cause any Company Option that is not exchanged as provided above to be cancelled as of the Effective Time.

          (e) Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          4.3 Exchange of Certificates for Common Shares and Series C Preferred Shares.

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with an exchange agent in the United States appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the "Exchange Agent"), to be held in trust for the benefit of the holders of Common Shares, cash in an amount equal to the product of (A) the Per Common Share Consideration and (B) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time (such cash, the "Exchange Fund").

          (b) Exchange Procedures.

               (i) Common Shares. Appropriate transmittal materials, specifying that delivery shall be effected, and risk of loss and title to certificates representing Common Shares (each a "Certificate") shall pass only upon proper delivery of certificates to the Exchange Agent and to otherwise be reasonably agreed upon by Parent and the Company, shall be provided by the Exchange Agent to holders of record of Common Shares as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering Certificates converted into the right to receive the consideration payable pursuant to Section 4.2(c) to the Exchange Agent. Upon the surrender of a Certificate to the Exchange Agent, in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration payable pursuant to Section

4.2(c) for the Common Shares formerly represented by such Certificate, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name a Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the transfer of the Common Shares to, or to payment to, a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.3(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash such holder shall be entitled to receive pursuant to Section 4.2(c)(i). Notwithstanding anything to the contrary in Section 4.3(b), (x) Parent shall, as promptly as is reasonably practicable after the date hereof (and in no event later than 10 Business Days prior to the Closing), deliver to the Principal Stockholders such transmittal materials as would be required of holders of Certificates pursuant to the first sentence of this
Section 4.3(b)(i) and (y) so long as the Principal Stockholders complete such transmittal materials and deliver them to Parent at or prior to the Closing (it being understood and agreed that if Parent shall fail to deliver such transmittal materials to the Principal Stockholders no later than 10 Business Days prior to the Closing then in such event such transmittal materials shall not be required to be completed by the Principal Stockholders), Parent shall cause the Exchange Agent to pay to the Principal Stockholders immediately after the Effective Time, the Per Common Share Consideration payable with respect of the Common Shares held by the Principal Stockholders upon surrender of the Certificates representing such Common Shares.

               (ii) Series C Preferred Shares. Upon the surrender of a certificate representing Series C Preferred Shares to Parent at or after the Effective Time, the holder of such certificate shall be entitled to receive from Parent and Parent shall immediately pay to such holder the Per Series C Preferred Share Consideration payable pursuant to Section 4.2(b) for the Series C Preferred Shares formerly represented by such certificate. Until surrendered as contemplated by this Section 4.3(b)(ii), each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash such holder shall be entitled to receive pursuant to Section 4.2(b)(i). Parent shall, as promptly as is reasonably practicable after the date hereof (and in no event later than 10 Business Days prior to the Closing), deliver to each holder of Series C Preferred Shares such transmittal materials as would be required of holders of Certificates pursuant to the first sentence of Section 4.3(b)(i) and so long as such holder of Series C Preferred Shares completes such transmittal materials and delivers them to Parent at or prior to the Closing (it being understood and agreed that if Parent shall fail to deliver such transmittal materials to such holder of Series C Preferred Shares no later than 10 Business Days prior to the Closing then in such event such transmittal materials shall not be required to be completed by such holder of Series C Preferred Shares), Parent shall cause the Exchange Agent to pay to each holder of Series C Preferred Shares immediately after the Effective Time, the Per Series C Preferred Share Consideration payable with respect of the Common Shares held by such holder of Series C Preferred Shares upon surrender of the Certificates representing such Common Shares.

          (c) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Series C Preferred Shares and Common Shares that were outstanding immediately prior to the Effective Time.

          (d) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Shares of the Company for 180 days after the Effective Time shall be delivered to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (in the case of holders of Common Shares) or the Parent (in the case of holders of Series C Preferred Shares) for payment of any amounts payable pursuant to Section 4.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding anything to the contrary herein, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Common Shares or Series C Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

          (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Parent, as the case may be, will deliver in exchange for such lost, stolen or destroyed Certificate the consideration that would be payable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of Federal, State, local or foreign tax Law.

          4.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Shares and Series C Preferred Shares held by a person who shall not have voted to adopt this Agreement or consented thereto or waived such rights in writing and who properly demands appraisal for such shares in accordance with Section

262 of the DGCL (such person, a "Demanding Stockholder"; such shares, "Appraisal Shares") shall not be converted as described in Sections 4.2(c) or 4.2(b), as applicable, but shall be converted into the right to receive such consideration as may be determined to be due to such Demanding Stockholder pursuant to the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Demanding Stockholder fails to perfect or withdraws or loses his right to appraisal, such Demanding Stockholder's Common Shares and Series C Preferred Shares shall no longer be considered Appraisal Shares for the purposes of this Agreement and shall be deemed to have been converted, at the Effective Time, into the right to receive the consideration set forth in Sections 4.2(c) or 4.2(b), as applicable, without any interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Common Shares or Series C Preferred Shares, withdrawals of such demands, and any other instruments or documents served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands for amounts in excess of the Per Common Share Consideration or the Per Preferred Share Consideration. Each holder of Appraisal Shares who becomes entitled to payment for such Appraisal Shares under the provisions of Section 262 of the DGCL, will receive payment thereof from the Surviving Corporation and, as of the Effective Time, such Appraisal Shares will no longer be outstanding and will automatically be canceled and will cease to exist.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          5.1 Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to the date hereof (the "Company Disclosure Letter"), each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent the relevance of a matter disclosed in such section of the Company Disclosure Letter is reasonably apparent to such other representations, warranties or covenants, and in the Company Reports (as defined herein) filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub that:

          (a) Organization, Good Standing and Qualification. (i) Each of the Company and its Subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority, when taken together with all other such failures, would not have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's certificate of incorporation and bylaws, each as amended to the date hereof (the "Company Charter" and "Company Bylaws", respectively) and the comparable charter and organizational documents of each Subsidiary, in each case as amended through and in effect as of the date of this Agreement. The Company Charter and the Company Bylaws so delivered are in full force and effect.

               (ii) As used in this Agreement, the term (i) "Subsidiary" means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means any occurrence, change or effect that has or would be reasonably expected to have a material adverse effect on (A) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, but excluding any such occurrence, change or effect that arises out of or results from (1) changes in general economic conditions or financial or securities markets in general or the industries and markets in which the Company conducts its business (except, in each case, if materially and disproportionately impacting the business, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole), (2) any change in and of itself in the Company's stock price or trading volume, (3) any change in Law or GAAP after the date hereof, (4) the execution and performance of or compliance with this Agreement, (5) the announcement of this Agreement and the transactions contemplated hereby (including, without limitation, any (x) actions by customers or competitors, (y) loss of personnel or customers, or (z) the delay or cancellation of orders for services and products but only to the extent arising from the announcement of the Merger), (6) any outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or (7) any actions taken with the prior written consent of Parent, (B) the ability of the Company to perform its obligations under this Agreement or (C) the ability of the Company to consummate the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, it is understood and agreed that in no event shall any occurrence, change or effect that arises out of or results from a delay in the placement of an order or orders (including under any existing Contract) by customers with the Company and/or its Subsidiaries and/or a delay in acceptance by customers of a shipment or shipments from the Company and/or its Subsidiaries of the type described in Section 5.1(a)(ii) of the Company Disclosure Letter be considered, individually or in the aggregate, in determining whether a "Company Material Adverse Effect" has occurred or would reasonably be expected to occur.

          (b) Capital Structure.

               (i) The authorized capital stock of the Company consists of (A) 100,000,000 Common Shares, (B) 6,200,000 shares of Class B Non-Voting Common Stock, par value $0.000006 per share (the "Class B Common Shares") and (C) 100,000 shares of preferred stock, par value $0.10 per share, of which 38,000 shares have been designated Series A Preferred Stock (the "Series A Preferred Shares"), 50,000 shares have been designated Series B Preferred Stock (the "Series B Preferred Shares") and 3,500 shares have been designated Series C Preferred Shares. As of the close of business on August 22, 2006, (1) 76,059,735 Common Shares were issued and outstanding (and no shares, were held by the Company in its treasury or by any Subsidiary of the Company), (2) none of the Class B Common Shares, Series A Preferred Shares and Series B Preferred Shares were issued or outstanding or were held by the Company in its treasury or by any Subsidiary of the Company and (3) 3,202.780099 Series C Preferred Shares were issued and outstanding. All of the outstanding Common Shares and Series C Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Common Shares, Class B Common Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares reserved for issuance, except that, as of the close of business on August 22, 2006, there were (x) 6,223,522 Common Shares reserved for options granted pursuant to the Firearms Training Systems, Inc. Stock Option Plan and 613,367 Common Shares reserved for future option grants under such plan (none of which shall be issued) and (y) 189,733 Common Shares reserved for issuance pursuant to the Firearms Training Systems, Inc. Employee Stock Compensation Plan (the plans referred to in the foregoing clauses (x) and (y), as amended, supplemented or otherwise modified through the date hereof, the "Stock Plans"). Except as set forth above, no shares of capital stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of capital stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Common Shares and granted under any Stock Plan or otherwise. None of the outstanding shares of Company capital stock are, and none of such shares that may be issued prior to the Effective Time will be when issued, subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Company Charter, the Company Bylaws or any Contract (as defined in Section 5.1(d)(ii)) to which the Company is a party or otherwise bound. All Common Shares issued under the Stock Plans have been offered, issued and sold pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission (the "SEC") and for which no stop order or investigation is pending. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

               (ii) Section 5.1(b)(ii) of the Company Disclosure Letter lists each of the Company's Subsidiaries, its jurisdiction of organization, and the number of shares outstanding of its capital stock and the number of shares of its outstanding capital stock owned directly or indirectly by the Company. Each of the outstanding shares of capital stock or other equity securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any Encumbrance (as defined below), other than Permitted Encumbrances (as defined below).

               (iii) Except for its interests in the Subsidiaries and except for the ownership interests set forth in Section 5.1(b)(iii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

          For purposes of this Agreement, (A) "Encumbrance" means any lien, pledge, security interest, claim or other encumbrance, and (B) "Permitted Encumbrance" means (1) Encumbrances for Taxes, assessments or governmental charges or claims the payment of which is not due and payable; (2) statutory Encumbrances of landlords, Encumbrances of carriers, warehousemen, mechanics and materialmen and other Encumbrances imposed by Law incurred in the ordinary course of business for sums not yet due or being contested in good faith; (3) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (4) the Encumbrances set forth on Section 5.1(b)(iii) of the Company Disclosure Letter and (5) other Encumbrances that would not have a Company Material Adverse Effect.

          (c) Corporate Authority; Approval.

               (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated thereby, subject only to the adoption of this Agreement by the holders of a majority of the outstanding Common Shares (the "Company Requisite Vote") immediately after the execution and delivery hereof by way of execution of the Principal Stockholders' Consents. Each of this Agreement and the Principal Stockholders' Agreement, is a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles, regardless of whether enforceability is considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

               (ii) The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously (x) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby (y) determined that the terms of the Merger and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders and (z) recommended that the Company's stockholders approve this Agreement and the Merger.

               (iii) The only vote of holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by a majority of all the votes entitled to be cast by the holders of outstanding Common Shares, which will be duly and validly effected by execution and delivery of the Principal Stockholders' Consent. No approval by the holders of the Series C Preferred Shares is required to approve and adopt this Agreement and the Merger or consummate the transactions contemplated hereby.

          (d) Governmental Filings; No Violations; Certain Contracts.

               (i) Other than Approvals and Permits required to be obtained or made (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), (C) with the OTC Bulletin Board Coordinator, (D) under any applicable state and foreign securities, takeover and "blue sky" Laws, (E) under any applicable foreign Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade ("Foreign Antitrust Laws"), (F) under Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment"), and the regulations promulgated thereunder and (G) under 22 U.S.C. Sections 2778-2780 of the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Sections 120-130) ("ITAR"), no Approvals or Permits are required to be obtained or made by the Company from or with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental authority ("Governmental Entity") in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect.

          As used in this Agreement, (x) "Permit" means any license, permit, franchise or certificate of authority, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity and
(y) "Approval" means approval, authorization, consent, novation, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

               (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Company Charter or Company Bylaws or the comparable charter or organizational documents of any Subsidiary,
(B) subject to obtaining the Company Requisite Vote and compliance with the requirements described in Section 5.1(d)(i), a violation of any Law or Order applicable to the Company or any of its Subsidiaries or (C) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of an Encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any of its Subsidiaries or any of the Company's Permits or Approvals except, in the case of clauses (B) and (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not have a Company Material Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth, a correct and complete list of material Contracts of the Company and its Subsidiaries pursuant to which Approvals are or may be required prior to consummation of the transactions contemplated by this Agreement. No other Contracts require approvals or consents except those the failure of which to obtain would not have a Company Material Adverse Effect. The term "knowledge" when used in this Agreement with respect to the Company shall mean the actual knowledge of the Company's Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer after making such inquiry as such officer would typically reasonably make under the circumstances in the performance of his duties of the Persons listed on Section 5.1(d)(ii) of the Company Disclosure Letter to the extent such Person would typically reasonably be consulted by such officer with respect to the matter in question.

               (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

          (e) Company Reports; Financial Statements.

               (i) The Company has delivered or made available to the Parent each registration statement, report, proxy statement or information statement prepared by it since March 31, 2004, including (i) the Company's Annual Reports on Form 10-K for the years ended March 31, 2004, March 31, 2005, and March 31, 2006, (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004, December 31, 2004, June 30, 2005, September 30, 2005, December 31, 2005 and June 30, 2006 and (iii) each Current Report on Form 8-K filed since June 30, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). The Company has filed all reports, schedules, forms and statements required to be filed by the Company with the SEC since June 30, 2004. As of their respective dates (or, if amended, as of the date of such amendment prior to the date hereof), the Company Reports complied (and any Company Reports filed with the SEC subsequent to the date hereof will comply) in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, of cash flow and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles ("GAAP"), except as may be noted therein, consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

               (ii) None of the Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

               (iii) Each of the principal executive officer and the principal financial officer of the Company has made all applicable certifications required as of the date hereof by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("SOX") and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither the Company nor any of the Subsidiaries of the Company has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX, except as may have been in existence prior to the application of Section 402 of SOX to the Company.

               (iv) Except as set forth in Section 5.1(e)(iv) of the Company Disclosure Letter, the Company has not received any written notification of a "material weakness" in the Company's internal controls over financial reporting, and, to the knowledge of the Company, there is no set of circumstances that would reasonably be expected to result in a "material weakness" in the internal controls over financial reporting of the Company. For purposes of this Agreement, the term "material weakness" shall have the meaning assigned to it in the Public Company Accounting Oversight Board's Auditing Standard 2, as in effect on the date hereof.

               (v) Neither the Company nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company Reports.

               (vi) To the knowledge of the Company, the Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith.

          (f) Absence of Certain Changes or Events. Except as disclosed in
Section 5.1(f) of the Company Disclosure Letter, since June 30, 2006, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

               (i) any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had a Company Material Adverse Effect;

               (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company capital stock or any repurchase for value by the Company of any Company capital stock (other than the accrual of dividends on Series C Preferred Stock in accordance with its terms);

               (iii) any split, combination or reclassification of any Company capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company capital stock;

               (iv) except as would be permitted after the date hereof pursuant to Section 6.1, any granting by the Company or any Subsidiary to any director, officer or employee of the Company or any Subsidiary of any increase in compensation, except to employees (other than officers) in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of June 30, 2006, (ii) any granting by the Company or any Subsidiary to any such director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of June 30, 2006, or (iii) any entry by the Company or any Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee;

               (v) except as would be permitted after the date hereof pursuant to Section 6.1, any material change in accounting methods, principles or practices by the Company or any Subsidiary other than as required by a change in GAAP;

               (vi) except as would be permitted after the date hereof pursuant to Section 6.1, any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

               (vii) any damage, destruction or loss, not covered by insurance, that, individually or in the aggregate, has had a Company Material Adverse Effect.

          (g) Undisclosed Liabilities. Except as set forth in the Company Reports (excluding any disclosure set forth in any risk factor section and/or in any section relating to forward-looking statements, but including all other information in such Company Reports (including without limitation the financial statements contained therein)) filed and publicly available prior to the date hereof or in the Company Disclosure Letter, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has incurred any liabilities (whether absolute, accrued, contingent or otherwise) except (i) liabilities incurred in the ordinary course of business after June 30, 2006, (ii) liabilities that would not have a Company Material Adverse Effect or (iii) liabilities and obligations (other than any such liabilities or obligations arising from the Company's or its Subsidiaries' breach or default prior to the Effective Time) arising out of Contracts to which the Company or its Subsidiaries is a party.

          (h) Litigation. There are no material actions, suits, claims, investigations, audits, examinations or proceedings, whether civil or criminal, at Law or in equity, before any Governmental Entity or arbitrator pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of the Company's directors or officers in their capacity as such, that would, individually or in the aggregate, have a Company Material Adverse Effect (collectively, "Actions"). Neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any officer, director or employee of the Company or any Subsidiaries, has been permanently or temporarily enjoined by any Order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary, nor, to the knowledge of the Company, is the Company, any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiaries of the Company under investigation by any Governmental Entity, except, in each case, (i) as disclosed in the Company Reports filed prior to the date hereof, or Section 5.1(h) of the Company Disclosure Letter or (ii) as would not have a Company Material Adverse Effect.

          (i) Employee Benefits.

               (i) Each benefit and compensation plan, contract, policy or arrangement (generally, a "Compensation and Benefit Plan") covering current or former employees of the Company or any entity required to be aggregated with the Company under Section 414(b), (c) (m) or (o) of the Code (an "ERISA Affiliate") (for purposes of this Section 5.1(i), the "Employees") and current or former directors of the Company, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plan (the "Company Compensation and Benefit Plans"), other than Company Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as "Company Non-U.S. Compensation and Benefit Plans"), are listed in Section 5.1(i)(i) of the Company Disclosure Letter. True and complete copies of all Company Compensation and Benefit Plans, including any trust agreement or insurance contract forming a part of any Company Compensation and Benefit Plans, all amendments thereto and the financial statements and summary plan descriptions related thereto have been made available to Parent.

               (ii) All Company Compensation and Benefit Plans other than Company Non-U.S. Compensation and Benefit Plans (collectively, "Company U.S. Compensation and Benefit Plans") are in substantial compliance with their terms, ERISA, the Code, and other applicable Laws. Each Company U.S. Compensation and Benefit Plan that is subject to ERISA (the "ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and that is intended to be "qualified" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"). As of the date hereof, there is no pending or, to the knowledge of the Company, material threatened suit, claim or other litigation relating to the Company U.S. Compensation and Benefit Plans (other than routine claims for benefits). Neither the Company nor any of its ERISA Affiliates has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

               (iii) No Company Pension Plan is, or has in the five years preceding this year been, subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate thereof has contributed or been obligated to contribute to a "multiemployer plan" within the meaning of
Section 3(37) of ERISA (a "Multiemployer Plan").

               (iv) All material contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

               (v) Neither the Company nor any ERISA Affiliate thereof has any obligations to provide health or other non-pension benefits to retirees or other former employees under any ERISA Plan, except as required by Section 4980 of the Code or Part 6 of Title I of ERISA.

               (vi) All Company Non-U.S. Compensation and Benefit Plans comply in all material respects with applicable local Law. All Company Non-U.S. Compensation and Benefit Plans are listed on Section 5.1(i)(vi) of the Company Disclosure Letter. True and complete copies of all Company Non-U.S. Compensation and Benefit Plans listed on Section 5.1(i)(vi) of the Company Disclosure Letter, and all amendments thereto, have been made available to Parent. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to the Company Non-U.S. Compensation and Benefit Plans. None of the Company Non-U.S. Compensation and Benefit Plans is a defined benefit plan within the meaning of any applicable Law. Each Company Non-U.S. Compensation and Benefit Plan required to be registered under the Laws of any jurisdiction has been registered and has been maintained in good standing with applicable regulatory authorities and has been approved by any applicable Taxing authority to the extent such Approval is required.

               (vii) Except as set forth on Section 5.1(i)(vii) of the Company Disclosure Letter, no employee of the Company or any Subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefit under any company U.S. Compensation and Benefit Plan as a result of the transactions contemplated by this Agreement.

               (viii) Except as set forth on Section 5.1(i)(viii) of the Company Disclosure Letter, no filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity.

          (j) Compliance with Laws; Permits and Approvals.

          (A) Except with respect to employee benefits, the matters specified in clauses (B) and (C) below, environmental matters and Taxes (which are the subject of Section 5.1(i), 5.1(j)(B) and (C), 5.1(l) and 5.1(m), respectively), the businesses of each of the Company and its Subsidiaries are being conducted in compliance with all Laws currently applicable to it, its personnel, properties or other assets or its business or operations, except for violations or possible violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits and Approvals that are material to the businesses of the Company and its Subsidiaries taken as a whole and necessary to conduct such respective businesses as presently conducted.

          As used in this Agreement, (i) "Law" means any constitutional provision, statute, rule, regulation or ordinance of any Governmental Entity and any Order and (ii) "Order" means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity. Except as set forth in
Section 5.1(j) of the Company Disclosure Letter, neither the Company nor any Subsidiary has received any written communication, or to the knowledge of the Company, any overtly threatening oral communication that the Company reasonably believes is credible based on the Person making the allegation and the circumstances in which the allegation is made, that alleges that the Company or any Subsidiary is not or would not be, in compliance with any Law, other than any such allegation that, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (B) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), ITAR, the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively the "Export Control Laws"). Except as set forth in Section 5.1(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or a Subsidiary is not, or may not be, in material compliance with, or has, or may have, any material liability under, the Export Control Laws. All such matters referenced in Section 5.1(j) of the Company Disclosure Letter have been resolved without any material penalty to the Company or its Subsidiaries.

          (C) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under (i) the anti-bribery provisions of the Foreign Corrupt Practices Act (15 U.S.C. ss. 78dd-1 and 78dd-2)(the "FCPA"), (ii) the books and records provisions of the FCPA as they relate to any payment in violation of the anti-bribery provisions of the FCPA, (iii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and (iv) to its knowledge, local anti-corruption and bribery laws in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the "Anti-Bribery Laws"). Since June 30, 2001 to the date hereof, neither the Company nor any of its Subsidiaries has received (i) any written communication from a Governmental Entity that alleges that the Company, a Subsidiary of the Company or any agent thereof is in material violation of, or has any material liability under, the Anti-Bribery Laws or
               (ii) to the Company's knowledge, any overtly threatening oral communication from a Governmental Entity that alleges that the Company, a Subsidiary of the Company or any agent thereof is in material violation of, or has any material liability under, any anti-corruption and bribery laws at the federal or national level in jurisdictions in which the Company and its Subsidiaries are operating, and which allegation the Company reasonably believes to be credible based on the circumstances and the Person (on behalf of such Governmental Entity) making such oral communication.

          (k) Delaware Takeover Statute. Section 203 of the DGCL is not applicable to the Company.

          (l) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof or as set forth in Section 5.1(l) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, each of the real property and improvements currently owned, leased, used, operated or occupied by the Company or any of its Subsidiaries (each a "Company Property"):
(i) is in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Company Property; (ii) is not, as of the date hereof, the subject of any pending or, to the knowledge of the Company, threatened Action alleging the violation of any applicable Environmental Laws; (iii) is not, as of the date hereof, subject to any written Order arising under any Environmental Law; (iv) has not been used for the disposal, generation, treatment, use or storage of Hazardous Substances; and (v) has not had any emissions or discharges of Hazardous Substances except as permitted under applicable Environmental Laws. Except as set forth in Section 5.1(l) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, there are no facts or circumstances, conditions or occurrences regarding any Company Property or, to the knowledge of the Company any property that previously was owned or leased by the Company or any of its Subsidiaries or to the knowledge of the Company any property that is adjacent to any property that is currently owned or leased by the Company or any of its Subsidiaries, that is reasonably likely (A) to form (or has formed) the basis of an Action against the Company or any of its Subsidiaries or any Company Property with respect to any Environmental Law or the requirements of any Permits issued under Environmental Laws with respect to any Company Property or (B) to cause such Company Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

          As used in this Agreement, (i) the term "Environmental Law" means any applicable Law relating to (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement, and (ii) the term "Hazardous Substance" means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law or with respect to which exposure is prohibited, limited or regulated by any Governmental Entity, including petroleum, asbestos in any form that is friable, radon gas, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls and any derivative or by-products thereof.

          (m) Taxes.

               (i) The Company and each of its Subsidiaries (x) have prepared and timely filed (taking into account any extension of time within which to file) with the appropriate Governmental Entity all federal, state, local and foreign income and franchise Tax Returns (as defined below) and all other material Tax Returns required to be filed, and all filed Tax Returns are true, complete and accurate in all material respects; (y) have paid in full all Taxes (as defined below) that are shown as due on such filed Tax Returns, and all other material Taxes have been paid in full to the extent due except with respect to non-material Tax matters being contested in good faith; and (z) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no Governmental Entity has requested any such waiver or extension. There are not pending any material Tax audits or examinations of any Tax Returns of the Company or any of its Subsidiaries. Since

December 15, 2002, (1) the Company has not received any notification in writing of any audits, examinations, investigations or other proceedings in respect of the Tax liability of it or any of its Subsidiaries and (2) no claim has been made in writing by any Governmental Entity in any jurisdiction the Company or any of the Subsidiaries did not pay Tax or file Tax Returns that it is or may be required to pay Taxes or file Tax Returns.

               (ii) The Company and each of its Subsidiaries are not, and have never been a member of any consolidated, combined, unitary, affiliated or aggregate group for any Tax purpose (other than a group the common parent of which is the Company). None of the Company or any of its Subsidiaries has any liability for Taxes of any Person (other than Taxes of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, except pursuant to customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice.

               (iii) Except as may be noted therein the most recent consolidated balance sheet contained in the Company Reports reflect reserves for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such balance sheet all in accordance with GAAP, consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

               (iv) There is no Encumbrance on the assets, income or operation of the Company or any of its Subsidiaries with respect to any Tax, except for current Taxes not yet due and payable.

               (v) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party or Affiliates, except for withholding Taxes which the Company has reserves on its most recent consolidated balance sheet, and has complied with all applicable Laws with respect thereto. Neither the Company or any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897.

               (vi) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying, or intended to satisfy, the requirements of Code Section 355, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying, or intended to satisfy, the requirements of Code
Section 355.

               (vii) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or any other transaction that required or will require the filing of a Form 8886.

               (viii) All transactions between any Affiliates of the Company have complied in all material respects with Section 482 of the Code, or any similar provision under state, local or foreign Tax Law.

               (ix) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice dealing principally with Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity) to which the Company or any of its Subsidiaries is a party, subject, obligated or bound in any manner, other than agreements solely between the Company and its wholly-owned Subsidiaries.

          As used in this Agreement, (x) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) any and all taxes duties or assessments of any nature whatsoever (whether federal, state, local or foreign) including, without limitation, all income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security, worker's compensation, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, ad valorem, transfer, license, windfall, mercantile, net worth, recapture, alternative or add-on minimum, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and any interest in respect of such penalties and additions, and (y) the term "Tax Return" includes all returns, reports, declarations, statements, claim for refund, forms, or other documents (including elections, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (n) Labor Matters. None of the Company and its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Since June 30, 2004, none of the Company and its Subsidiaries is the subject of any material Action asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. As of the date hereof, there is not pending or, to the knowledge of the Company, threatened any (i) Action against the Company or any of its Subsidiaries by any of their employees that is or would be material to the Company and its Subsidiaries, taken as a whole or (ii) labor strike, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Since June 30, 2004, there have been no "plant closings" or "mass layoffs" under the WARN Act. To the knowledge of the Company, as of the date hereof, there are no material charges or complaints, of
(x) unlawful harassment or discrimination, (y) failure to pay wages or benefits owed, or (z) any other material labor or employment controversies of any kind, pending or threatened between the Company or any Subsidiary and any of their respective employees or their representatives.

          (o) Insurance. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company and its Subsidiaries ("Insurance Policies") are in full force and effect, with reputable insurance carriers, provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. As of the date hereof, no notice of cancellation or termination has been received by Company with respect to any such Insurance Policy other than as is customary in connection with renewals of existing Insurance Policies.

          (p) Intellectual Property.

               (i) The Company and/or each of its Subsidiaries owns or has the right to use all (A) trademarks, service marks, trade names, Internet domain names, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, and restorations, and registrations and applications therefor; and (D) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists ((A) through (D) collectively, "IP Rights") that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own or have the right to use that, individually or in the aggregate, would not have a Company Material Adverse Effect. Section 5.1(p) of the Company Disclosure Letter sets forth a description of all registrable IP Rights that are material to the conduct of the business of the Company and the Subsidiaries taken as a whole.

               (ii) Except as would not have a Company Material Adverse Effect:

               (A) there are no written claims, or to the knowledge of the Company, oral claims (1) that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes or otherwise violates any IP Rights of any Person; (2) against the use by the Company or any of its Subsidiaries of any IP Right used in the business of the Company or any of its Subsidiaries as currently conducted; (3) challenging the ownership, validity or enforceability of any of the IP Rights owned by the Company or any of its Subsidiaries (collectively, the "Company IP Rights") or any IP Rights owned or held by third parties (collectively, the "Third-Party IP Rights") exclusively licensed or otherwise transferred to the Company or its Subsidiaries; or (4) challenging the right to use of any Third-Party IP Rights held by the Company or any of its Subsidiaries;

               (B) there is no unauthorized use, infringement or other violation of any of the Company IP Rights, or any Third-Party IP Rights held exclusively by the Company or its Subsidiaries, by any Person; and

               (C) all Company IP Rights and Third-Party IP Rights held exclusively by the Company or its Subsidiaries are valid and enforceable.

          (q) Tangible Assets.

               (i) Neither the Company nor any of its Subsidiaries owns any real property. Section 5.1(q) of the Company Disclosure Letter lists (A) all real property leased by the Company or any of its Subsidiaries from a third Person and (B) the identity of the lessor and lessee of each such parcel of real property. The Company has made available to Parent and Merger Sub copies of the leases set forth in Section 5.1(q) of the Company Disclosure Letter ("Real Property Lease"). No consent of any lessor under any Real Property Lease is required to consummate the transactions contemplated hereby. Each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the Company and/or one or more of its Subsidiaries. No material default exists on the part of any of the Company or any of its Subsidiaries that is party to any material Real Property Lease or, to the knowledge of the Company, any lessor that is party to any material Real Property Lease.

               (ii) The Company and its Subsidiaries have (A) valid leasehold interests in (in the case of leasehold interests in personal property) or (B) good title to (in the case of all other personal property), all of their respective personal property, free and clear of all Encumbrances other than Permitted Encumbrances. The assets, and properties owned, leased or licensed by the Company and such Subsidiaries include all assets, properties and interests in properties (tangible and intangible) reasonably necessary to enable the Company and the Subsidiaries to carry on the Company's business as presently conducted. All of such tangible personal property is in good condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business of the Company and its Subsidiaries as conducted on the date hereof.

          (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has retained Houlihan Lokey Howard & Zukin as its financial advisor. The Company has delivered to Parent true and complete copies of all Contracts under which any brokers or finders fees or expenses (in respect of brokers or finders) are payable, and all indemnification Contracts related to the engagement of such Persons, in connection with the Merger or the other transactions contemplated by this Agreement.

          (s) Affiliate Transactions. Except as set forth in the Company Reports filed prior to the date hereof and except for compensation arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, entered into in the ordinary course of business consistent with past practice, Section 5.1(s) of the Company Disclosure Letter sets forth a true and complete list of all Contracts between, among or involving the Company or any of its Subsidiaries, on the one hand, and any director or officer or other Affiliate of the Company or any of its Subsidiaries or any of the Affiliates thereof, on the other hand that are in effect as of the date hereof and through to and including the Closing. Except as expressly disclosed in Section 5.1(s) of the Company Disclosure Letter, none of the Contracts between the Company or any of its Subsidiaries, on the one hand, and any Principal Stockholder, any beneficial owner of 5% or more of the outstanding capital stock (or any class thereof) of the Company, or any of the Affiliates thereof, on the other hand, will continue in effect subsequent to the Closing, and all obligations of the Company or any of its Subsidiaries thereunder will have been satisfied.

          (t) Customers; Suppliers, etc. Section 5.1(t) of the Company Disclosure Letter contains a list of the top ten suppliers and customers of the Company and its Subsidiaries (by volume in dollars of purchases) for the fiscal year ended March 31, 2006 (the "Major Suppliers" and "Major Customers", respectively). Section 5.1(t) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the material Contracts with each Major Supplier and Major Customer. As of the date hereof (i) no Major Supplier or Major Customer of the Company or any of its Subsidiaries has given written notice canceling or otherwise terminating its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no Major Supplier or Major Customer of the Company or any of its Subsidiaries has overtly threatened or provided written notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any material agreement with the Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not have a Company Material Adverse Effect, (iii) to the knowledge of the Company, none of the Major Suppliers of the Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to the Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not have a Company Material Adverse Effect, and (iv) except as set forth in Section 5.1(t) of the Company Disclosure Letter, the Company and its Subsidiaries have no direct or indirect ownership of the capital stock of any supplier or customer of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole. Each of such material Contracts is in full force and effect and constitutes a valid and binding obligation of the Company and/or any of its Subsidiaries that are party thereto and neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any Major Supplier or Major Customer is in material breach or default thereunder. Other than as set forth on Section 5.1(t) of the Company Disclosure Letter, none of such material Contracts has been amended, modified, supplemented or superceded, except as and to the extent would not be restricted after the date hereof by Section 6.1.

          (u) Fairness Opinion. The Company's Board of Directors has received the opinion of Houlihan Lokey, Howard & Zukin, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Common Shares is fair from a financial point of view to such stockholders. A complete and correct signed copy of such opinion will be delivered to Parent by the Company promptly after the execution hereof for informational purposes. The Company has been authorized by Houlihan Lokey, Howard & Zukin to permit the inclusion of such fairness opinion (or a reference thereto) in the Information Statement.

          5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to the date hereof (the "Parent Disclosure Letter"), each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent the relevance of a matter disclosed in such section of the Parent Disclosure Letter is reasonably apparent to such other representations, warranties or covenants, Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation, bylaws or other organizational documents, each as amended to and in effect as of the date hereof. Parent's and Merger Sub's certificates of incorporation and bylaws are in full force and effect.

          (b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated thereby, subject only to adoption of this Agreement by Parent as sole stockholder of Merger Sub, which adoption shall occur immediately after the execution and delivery of this Agreement. This Agreement and, with respect to Parent only, the Principal Stockholders' Agreement, is a legally valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The respective boards of directors of each of Parent and Merger Sub have approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby. No approval of Guarantor's shareholders is required in order for Parent and/or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement or the Principal Stockholders' Agreement, or for Guarantor to perform its obligations under the Guaranty.

          (c) Governmental Filings; No Violations.

               (i) Other than Approvals and Permits required to be obtained or made (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act or the Securities Act, (C) under any applicable Foreign Antitrust Laws, (D) under the Exon-Florio Amendment and the regulations promulgated thereunder and (E) under ITAR, no Approvals or Permits are required to be obtained or made by Parent or Merger Sub from or with any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub, (B) subject to compliance with the requirements described in Section 5.2(c)(i), a violation of any Law applicable to Parent or Merger Sub or (C) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of an Encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any material Contract binding upon Parent or any of its Subsidiaries except, in the case of clauses (B) and (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Section 5.2(c)(ii) of the Parent Disclosure Letter sets forth, to the knowledge of Parent, a correct and complete list of material Contracts of Parent and its Subsidiaries pursuant to which Approvals are or may be required prior to consummation of the transactions contemplated by this Agreement, except those the failure of which to obtain would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. The term "knowledge" when used in this Agreement with respect to Parent shall mean the actual knowledge of Philip Green, Terry Timms, Andrew Crowe and Eric Lardiere.

          (d) Litigation and Liabilities. As of the date hereof there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (e) Ownership of Common Shares. Neither Parent nor any of its Subsidiaries "beneficially owns" or is the "beneficial owner" of (as such terms are defined in Rule 13d-3 under the Exchange Act) any Common Shares or Series C Preferred Shares.

          (f) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, other than Rothschild Inc., the fees and expenses of which will be paid by Parent.

          (g) Available Funds. Parent has and will continue to have available to it through the Closing all funds necessary to satisfy all of its and Merger Sub's obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement, to repay, in full, all indebtedness of the Company that will become due and payable as a result of the consummation of the Merger, and to pay all charges and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to Section 6.8. Section 5.2(g) of the Parent Disclosure Letter sets forth the sources of funds (and the estimated amounts from each such source) that Parent will use to satisfy the foregoing obligations.

          (h) No Additional Representations. Guarantor, Parent and Merger Sub have been afforded the opportunity to conduct a thorough review and analysis of the business, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledge that Guarantor, Parent and Merger Sub have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. Except for the representations and warranties contained in this Agreement and the transaction agreements contemplated hereby, Guarantor, Parent and Merger Sub acknowledge that neither the Company, any of its Affiliates nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries prior to or after the date hereof, their respective businesses or otherwise or with respect to any other information provided to Guarantor, Parent or Merger Sub, whether on behalf of the Company or such other Persons. Except in each case as is specifically provided for pursuant to the terms of this Agreement and the transaction agreements contemplated hereby, neither the Company nor any other Person will have or be subject to any liability or obligation to Guarantor, Parent, Merger Sub or any other Person resulting from the distribution to Guarantor, Parent or Merger Sub, or Guarantor, Parent's or Merger Sub's use of, any such information, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement, nor has Guarantor, Parent or Merger Sub relied on any such information.

          As used in this Agreement, "Affiliate" shall have the meaning assigned to that term in Rule 12b-2 under the Exchange Act.

                                   ARTICLE VI
                                    COVENANTS

          6.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (unless Parent shall otherwise approve in writing, which approval in the case of clauses (c)(ii), (c)(iv), (c)(vi), (e), (f) and (k) below shall not be unreasonably withheld, delayed or conditioned and except as otherwise permitted or required by this Agreement or described in Section 6.1 of the Company Disclosure Letter):

          (a) the business of it and its Subsidiaries shall be conducted in the ordinary course and consistent with past practice;

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend or propose to amend the Company Charter or the Company Bylaws; (iii) split, combine or reclassify its outstanding shares of capital stock or any class thereof; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (A) dividends from its direct or indirect wholly-owned Subsidiaries to the Company, or (B) dividends payable on the Series C Preferred Shares pursuant to and in accordance with the existing terms thereof; or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, its capital stock of any class (other than Common Shares issuable pursuant to Company Options outstanding on the date hereof under the Stock Plans as set forth in Section 5.1(b) of the Company Disclosure Letter); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, or encumber or suffer to exist any Encumbrance (except for Permitted Encumbrances) in respect of, any assets in excess of $250,000 in the aggregate other than (A) sales of inventories (and/or licenses in connection therewith) in the ordinary course of business consistent with past practice and (B) dispositions of obsolete or worthless assets; (iii) incur any indebtedness for borrowed money other than borrowings (including issuance of letters of credit) and reborrowings under its or any of its Subsidiaries' credit facilities, as such credit facilities are in existence as of the date hereof without regard to any subsequent amendment or modification, that would at any given time cause the net funded amount of indebtedness outstanding under such credit facilities to be in excess of $4,000,000 in the aggregate (the "Maximum Amount"); provided, however, that the Company may incur indebtedness under such credit facilities in excess of the Maximum Amount to the extent that the senior management of the Company reasonably determines that it is in the best interests of the Company to borrow such additional amounts in order to fund operations of the business of the Company and its Subsidiaries in the ordinary course; and provided, further that prior to taking any actions permitted by the foregoing proviso the Company shall give Parent three Business Days' prior written notice that it intends to take such actions; (iv) make or commit for any capital expenditures in the aggregate in excess of the Company's budget for capital expenditures, in each case, for the applicable fiscal year; (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary; or (vi) acquire (by merger, consolidation, or acquisition of stock or assets) any Person;

          (d) except as required by Law, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, amend or otherwise modify any Company Compensation and Benefit Plans in a manner that would materially increase benefits thereunder or increase the salary, wage, bonus or other compensation of any employees except salary increases as a result of employee promotions occurring in the ordinary course of business consistent with past practices;

          (e) neither it nor any of its Subsidiaries shall (i) settle or compromise any material claims or litigation in excess of $250,000 in the aggregate other than (A) settlements and compromises in the ordinary course of business and (B) settlements and compromises of liabilities not in excess of $500,000 reflected or reserved against on the financial statements included in the Company Reports; or (ii) waive, release or assign any material rights or claims in excess of $250,000 in the aggregate other than in the ordinary course of business; provided, however, that the Company shall not settle any Governmental claims or proceedings if such settlement would result in suspension, debarment or injunctive relief that is material to the businesses of the Company and its Subsidiaries taken as a whole or that would otherwise materially affect Parent and its Affiliates;

          (f) neither it nor any of its Subsidiaries shall make any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, enter into any closing agreement in respect of any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in a material Tax liability or settle or compromise any material Tax liability;

          (g) use commercially reasonable efforts to (i) preserve intact its business organization and goodwill, (ii) keep available the services of its present officers and key employees and (iii) preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Company;

          (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

          (i) not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

          (j) not alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of Company's Subsidiaries;

          (k) except as required by GAAP or as recommended in writing by the Company's independent auditors, (i) not revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business consistent with past practice, or (ii) change any method of accounting or accounting principles or practice;

          (l) not (i) grant any material severance, retention or termination pay to, or amend in any material respect any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Company or any of its Subsidiaries, (ii) except to the extent required under Contracts existing as of the date hereof, increase in any material respect or accelerate in any material respect the payment or vesting of, any benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend in any material respect any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of Company or any of its Subsidiaries or (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of Company or any of its Subsidiaries; or

          (m) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing, or commit to any of the foregoing actions.

          6.2 Acquisition Proposals.

          (a) The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its or its Subsidiaries' directors, officers, employees, agents or representatives (including any investment banker, financial advisor, consultant, attorney or accountant retained by it or any of its Subsidiaries)(collectively, "Representatives"), directly or indirectly, to solicit, initiate or knowingly facilitate or encourage the making of any proposal or offer (including any proposal or offer to the Company's stockholders) that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, recapitalization, reorganization, share exchange, business combination, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries and a third party, or any purchase by a third party of more than 10% of the outstanding shares of any class of the Company's capital stock (other than upon the exercise of Company Options that are outstanding on the date hereof in accordance with their terms) or any business or assets of the Company or any of its Subsidiaries constituting more than 10% of the assets of the Company and its Subsidiaries, taken as a whole, other than acquisitions or sales of inventory in the ordinary course of business (any such proposal or offer, other than in connection with the Merger, whether in a single transaction or a series of related transactions, being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its or its Subsidiaries' Representatives to: (i) engage, directly or indirectly, in any discussions or negotiations with, or provide any confidential information or data to, any Person in furtherance of or relating to an Acquisition Proposal (and the Company, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal); (ii) except to the extent required to give effect to
Section 6.2(c) in connection with the receipt by the Company of an unsolicited Acquisition Proposal described in clause (1) or (2) thereof, grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Company or any of its Subsidiaries (it being understood and agreed that receipt by the Company of unsolicited Acquisition Proposals or Superior Proposals shall not be deemed to be such a waiver or release); or (iii) execute or enter into any written agreement, letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (an "Acquisition Agreement").

          (b) Neither the Company nor its Board of Directors shall approve, recommend or declare advisable any Acquisition Proposal or Acquisition Agreement (or publicly propose to approve, recommend or declare advisable, or formally resolve to approve or authorize, any Acquisition Proposal or Acquisition Agreement), except in connection with a termination of this Agreement in accordance with Section 6.2(e) hereof. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with its disclosure obligations under applicable Laws or (ii) from taking and disclosing to its stockholders a position not inconsistent herewith with respect to an Acquisition Proposal by a third party to the extent required by Rule 14d-9(a) or Rule 14e-2(a) promulgated under the Exchange Act. It is understood and agreed that (i) any "stop-look-and-listen" communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in each case in connection with and no later than 10 Business Days after the commencement of a tender offer or exchange offer, or (ii) any disclosure of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the terms of such proposal, shall not be deemed to constitute a breach of the first sentence of this Section 6.2(b).

          (c) Notwithstanding the limitations set forth in Section 6.2(a), if no later than 11:59 p.m., New York City time, on the 25th calendar day after the date of execution of this Agreement (the "Initial Proposal Deadline"), the Company receives an unsolicited written Acquisition Proposal (other than as a result of its breach of Section 6.2(a)) which (1) constitutes a Superior Proposal (provided the Board of Directors of the Company so determines in good faith, after consultation with the Company's outside legal and financial advisors) or (2) which the Board of Directors of the Company determines prior to the Initial Proposal Deadline, in good faith after consultation with the Company's outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause
(x) or (y) below, in a Superior Proposal (in either of case (1) or (2), an "Eligible Acquisition Proposal"), the Company may take, or the Company may direct its Representatives to take, the following actions prior to the later of the Final Change Deadline (as hereinafter defined), or, if applicable, the Superior Proposal Termination Date (as hereinafter defined), with respect to such Acquisition Proposal: (x) furnish nonpublic information to the third party making such Acquisition Proposal, if, and only if, (i) all such information provided to such third party and its Representatives has previously been made available to Parent or is made available to Parent substantially concurrently (and in any event within 24 hours) with the time such information is provided to such third party and (ii) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party and its Representatives with respect to the Acquisition Proposal. "Superior Proposal" shall mean any unsolicited written bona fide proposal to consummate an Acquisition Proposal made by a third party (which third party shall have made an Eligible Acquisition Proposal prior to the Initial Proposal Deadline), which did not result from a knowing or material (whether or not knowing) breach of Section 6.2(a), on terms which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel) to be more favorable from a financial point of view (from the perspective of the Company's stockholders) than the Merger and the transactions contemplated hereby, taking into account (i) any proposal by Parent to amend the terms of the transactions contemplated hereby or this Agreement and
(ii) all legal, financial, regulatory and other aspects of such proposal that the Board of Directors of the Company deems relevant, and is reasonably capable of being consummated by the proposing third party.

          (d) From and after the execution of this Agreement, the Company shall promptly, and in any event within 48 hours following receipt thereof, advise Parent in writing of the receipt, directly or indirectly, of any Acquisition Proposal (including any materially modified proposal) and any determination by the Board of Directors of the Company under Section 6.2(c) and 6.2(e), which notification shall identify the offeror and include a copy of any such proposal (if such proposal is in writing) or shall summarize the material terms thereof (if such proposal is not in writing). In addition, the Company shall keep Parent informed on a reasonably prompt basis with respect to any changes in material terms or conditions of such proposal.

          (e) The Company may terminate this Agreement (and promptly thereafter (and in any event within 24 hours) enter into an agreement providing for a Superior Proposal) prior to the Superior Proposal Termination Date if: (i) the Company has received such Superior Proposal from a third party prior to the Final Change Deadline (it being understood and agreed that if the Company receives a revised proposal from such third party after the Response Period but prior to the Superior Proposal Termination Date, and such revised proposal is deemed by the Board of Directors of the Company in good faith (after consultation with its financial advisors and outside legal counsel) at such time to be a Superior Proposal, then this clause (i) shall be deemed satisfied even though such revised proposal that is a Superior Proposal was received after the Final Change Deadline); (ii) the Company shall have provided written notice to Parent that the Company has determined to accept such Superior Proposal (which, in the case of the first Superior Proposal Notice hereunder, must be provided prior to the Final Change Deadline), which notice shall specify all the terms and conditions of such Superior Proposal (the "Superior Proposal Notice"); (iii) Parent shall have been given until 11:59 p.m., New York City time, on the fifth calendar day after the date the Company delivers the Superior Proposal Notice to Parent (the "Response Period") to submit an amended written proposal or to make a new written proposal (such amended proposal or new proposal, a "New Proposal") to the Company; (iv) at the end of the Response Period, and taking into account any New Proposal, if any, that is made by Parent, the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) that such New Proposal is not at least as favorable to the Stockholders of the Company as such Superior Proposal (such determination, an "Adverse Determination") (it being understood that any New Proposal shall not be required to extend the Initial Proposal Deadline, Final Change Deadline or Superior Proposal Termination Date, or eliminate the "matching rights" set forth herein); (v) the Company is in compliance in all material respects with Section 6.2; and (vi) the Company has paid or pays concurrently with such termination the Break-Up Fee. During the Response Period, the Company and its Representatives shall consider in good faith any adjustments in the terms and conditions of this Agreement that are proposed by Parent in response to a Superior Proposal Notice.

          (f) As used herein, the term:

               (i) "Final Change Deadline" shall mean the later of (x) the Initial Proposal Deadline and (y) 11:59 p.m., New York City time, on the 15th calendar day following the last date prior to (which "last date" may be the day of) the Initial Proposal Deadline on which a third party making an Eligible Acquisition Proposal (which was made prior to the Initial Proposal Deadline) has made its first Acquisition Proposal, which is received by the Company following the execution hereof and prior to the Initial Proposal Deadline; and

               (ii) "Superior Proposal Termination Date" shall mean the later of
(a) the Final Change Deadline and (b) 11:59 p.m., New York City time, on the 10th calendar day following the date on which the Company first delivers a Superior Proposal Notice to Parent in accordance herewith prior to the Final Change Deadline; provided, however in no event shall the Superior Proposal Termination Date be later than 11:59 p.m., New York City time, on the 45th calendar date after the date of this Agreement; and provided, further, that if the then pending Response Period shall expire at or after the time of the Superior Proposal Termination Date and during such Response Period (x) Parent does not make a New Proposal or (y) Parent shall have made a New Proposal but the Board of Directors of the Company shall have made an Adverse

Determination with respect to such New Proposal that related to such Response Period, then the Superior Proposal Termination Date shall be extended to the time that is 90 minutes after the end of such Response Period (and, for the avoidance of doubt, during such 90 minute period the Company shall be permitted to terminate this Agreement and enter into an agreement providing for such Superior Proposal promptly (within 3 hours after the end of such 90 minute period) after such termination).

          6.3 Information Supplied.

          (a) The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC a preliminary information statement (the "Preliminary Information Statement"). The Company shall use its commercially reasonable efforts to respond to any comments of the SEC on the Preliminary Information Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Preliminary Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Preliminary Information Statement. The Company shall use its commercially reasonable efforts to prepare and file with the SEC the final, definitive information statement (the "Final Information Statement") and to cause the Final Information Statement to be mailed to the Company's stockholders of the Company as promptly as practicable following the date of this Agreement (the date of such mailing is hereafter referred to as the "Mailing Date"). Notwithstanding the foregoing, prior to filing or mailing the Preliminary or Final Information Statement (or any amendment or supplement thereto) or responding to the comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and
(ii) shall reasonably consider including in such document or response all reasonable comments proposed by Parent.

          (b) Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Final Information Statement and any amendment or supplement thereto will, as of the Mailing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the effective date of the Principal Stockholders' Consent, there shall occur any event with respect to Company, Parent or any of their Subsidiaries, or with respect to any information provided by Company or Parent for inclusion in the Final Information Statement, which event is required to be described in an amendment or supplement to the Information Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable Law, and disseminated to the holders of the Company's Common Shares, as applicable. Parent and the Company will cause the Final Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

          6.4 Filings; Other Actions; Notification.

          (a) The Company and Parent shall (and shall cause their respective Subsidiaries to) cooperate with each other and take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including using their best efforts to accomplish the following: (i) the satisfaction of the conditions set forth in Article VII, (ii) the obtaining or making of all necessary Permits, Approvals and Orders and (iii) the defending of any Actions challenging this Agreement or seeking to prevent, delay or impair the consummation of the transactions contemplated hereby, including seeking to have any Order vacated or reversed.

          (b) Parent shall, upon request by the Company, furnish it with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other registration, declaration, filing, notice or report made by or on behalf of the Company or any of its respective Subsidiaries to any third party, including any Governmental Entity, in connection with the Merger and the transactions contemplated by this Agreement.

          (c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to such transactions.

          (d) Without limitation of the foregoing, Parent and the Company undertake and agree to file as soon as practicable (and in any event within ten
(10) Business Days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ"). If Parent or the Company reasonably determine that it is so required, Parent and Company shall, promptly after the date of this Agreement, prepare and file notifications required under any applicable Foreign Antitrust Laws or regulations thereunder in connection with the Merger.

          (e) Without limitation of the above, Parent and the Company undertake and agree to file as soon as practicable (and in any event within fifteen (15) Business Days after the date hereof) with the Committee on Foreign Investment in the United States ("CFIUS") a joint voluntary notice under the Exon-Florio Amendment, with respect to the transaction contemplated by this Agreement. The parties agree to provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio Amendment review process. The parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio Amendment review process as promptly as practicable.

          (f) Without limitation of the above, Parent and the Company undertake and agree to file (i) as soon as practicable (and in any event within fifteen
(15) Business Days after the date hereof) with the United States Department of State Directorate of Defense Trade Controls ("DDTC") the requisite notifications under ITAR and (ii) within five (5) Business Days after the date hereof with the Bureau of Alcohol, Tobacco, Firearms and Explosives (the "ATF") a notice in connection with the Company's application to renew its license to be a manufacturer of destructive devices and certain other materials, which expires on September 1, 2006, referencing this Agreement pursuant to which Parent will acquire the Company, and cooperate with any requests or directions of ATF regarding the filing of related or supplemental materials.

          (g) Without limiting the generality of the undertakings pursuant to this Section 6.4 (but subject to the limitations provided in clause (ii) below with respect to Specified Efforts), each of the Company and Parent agrees to take or cause to be taken the following actions: (i) cooperate in all respects with each other in connection with any request by any Governmental Entity with jurisdiction over enforcement of any antitrust or competition Laws applicable to the Company or Parent ("Government Antitrust Entity") for additional non-privileged information and documents requested by such Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (ii) the prompt use of its Specified Efforts to avoid the entry of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement. For purposes of this Section 6.4(g), "Specified Efforts" shall mean all efforts that an acquiring or selling entity (as the case may be) in an acquisition such as the one contemplated herein would make if using best efforts to avoid the entry of such an Order, including the devotion of all required management time and the engagement and payment of its Representatives to assist in such efforts but otherwise excluding the payment of any sum material to Parent's acquisition of the Company to avoid the entry of such Order.

          (h) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders (i) providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates, or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or
(ii) providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Company or its Subsidiaries, or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct the business or own such assets of the Company or its Subsidiaries, except in the case of this clause (ii) for any such sale or disposition of assets of the Company or its Subsidiaries or any such material limitation as would not have a Company Material Adverse Effect. For the avoidance of doubt, the term "Affiliates" in this paragraph refers to Affiliates of Parent prior to the Effective Time.

          6.5 Access. Except as may otherwise be required by applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's directors, officers, employees, counsel, agents, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.5 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; and provided, further that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the good faith judgment of the Company would result in the disclosure of any trade secrets of third Persons or violate any of its or its Subsidiaries' obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such third Persons to such inspection or disclosure. All requests for information made pursuant to this Section 6.5 shall be directed to an executive officer of the Company or such Person as may be designated in writing by an executive officer of the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

          6.6 Publicity. Parent and the Company agree that no public release or announcement shall be made without the prior written consent of the other party or parties (which consent shall not be unreasonably withheld or delayed), with respect to the Merger and the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any applicable U.S. or non-U.S. securities exchange or interdealer quotation service, in which case the party required to make the release or announcement shall use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          6.7 Employee Compensation and Benefits.

          (a) During the period commencing at the Effective Time and ending on the first anniversary thereof (the "Benefits Continuation Period"), Parent shall, and shall cause the Surviving Corporation to, provide each person who, as of the Effective Time, is an employee of the Company or any Subsidiary of the Company for so long as such employee continues to be employed by the Company (a "Company Employee") with compensation (including bonus opportunities) and employee benefits that, in Parent's judgment, are substantially comparable in the aggregate to those provided to such Company Employees immediately prior to the Effective Time, other than the granting of Company Options and any "change in control" benefits. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to Company Employees under the employee severance plans or policies in existence on the date hereof and disclosed on Section 6.7(a) of the Company Disclosure Letter and all employment or severance agreements entered into by the Company or adopted by the Company's Board of Directors prior to the date hereof and disclosed on Section 6.7(a) of the Company Disclosure Letter. However, payment of any "deferred compensation" to a "specified employee" (in each case, within the meaning of Section 409A of the Code and the published guidance thereunder) may be postponed until six months after the Effective Time solely to the extent necessary to avoid the imposition of tax under Section 409A of the Code. Nothing contained herein shall be interpreted to obligate Parent or the Surviving Corporation to continue to employ any current employee.

          (b) Following the Effective Time and with respect to any benefit plans or programs provided to the Company Employees, (i) service accrued by Company Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for purposes of eligibility, vesting and benefit accrual (provided that no duplication of benefits or benefit accruals would result from such crediting), (ii) in the case of Employee Welfare Benefit Plans (as defined in
Section 3(1) of ERISA) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Compensation and Benefit Plan immediately prior to the Effective
Time) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents and
(iii) in the case of Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) the Company Employees shall be given credit for amounts paid under a Compensation and Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by Parent or the applicable Subsidiary of Parent.

          6.8 Expenses. Subject to Section 8.5, from and after the Effective Time the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in
Article IV (it being understood and agreed that the foregoing reference to Article IV shall not obligate the Surviving Corporation to pay any amounts in respect of Appraisal Shares, if any, unless and until the Surviving Corporation is obligated to pay any such amounts pursuant to Section 262 of the DGCL) and all fees, charges and expenses of any investment bankers and attorneys incurred in connection with the transactions contemplated by this Agreement. Subject to
Section 8.5, prior to the Effective Time whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that Parent shall pay all HSR Act filing fees, Foreign Antitrust Law filing fees, and all filing fees associates with the filings or notifications with CFIUS under the Exon-Florio Amendment and the DDTC under ITAR.

          6.9 Indemnification; Directors' and Officers' Insurance.

          (a) From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, honor all the Company's obligations to indemnify and hold harmless, each present and former director and officer of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided the person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (b) From and after the Effective Time, the Charter and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the Company Charter and Company Bylaws.

          (c) Parent and the Surviving Corporation shall be obligated, jointly and severally, to purchase on or prior to Closing a "tail" policy (which would be purchased not later than the Effective Time and effective as of the Effective
Time) providing for directors' and officers' liability insurance ("D&O Insurance") that has at least as much coverage in the aggregate as the D&O Insurance maintained by the Company prior to the Effective Time, for the Indemnified Parties, covering insurable events with respect to matters arising before the Effective Time, for a period of six years after the Effective Time. The cost of such policy for the entire six-year period shall not exceed the amount set forth in Section 6.9(c) of the Company Disclosure Letter or, if it does, the Parent and the Surviving Corporation shall be obligated, jointly and severally, to purchase a policy providing for as much coverage in the aggregate as it is possible to obtain for such amount.

          (d) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of its obligations set forth in this Section 6.9.

          (e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.10 Parent Vote. Parent shall consent (or cause a consent to be given with respect to) all shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates, or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of (i) this Agreement immediately after the execution and delivery of this Agreement and
(ii) any Accepted New Proposal Amendment (as defined in the Principal Stockholders' Agreement) immediately after the execution and delivery of any such Accepted New Proposal Amendment.

          6.11 Notification of Certain Matters; Supplemental Disclosure.

          (a) Each of Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur of any event that would reasonably be expected to cause any condition to the Merger set forth in Article VII to not be satisfied by it prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, except as provided in Section 6.11(b) below.

          (b) The Company shall have the right to update the sections of the Company Disclosure Letter that relate to the representations and warranties of the Company in Section 5.1 hereof with respect to any matter which arises or is discovered after the date hereof (and which the Company did not knowingly fail to disclose as of the date hereof) which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth in the Company Disclosure Letter (any such matter or matters, "Supplementary Disclosed Matters"). The parties agree that any Supplementary Disclosed Matters or the previous absence of the disclosure in the Company Disclosure Letter of any Supplementary Disclosed Matters (i) shall only be considered for purposes of the condition in
Section 7.2(d) and (ii) shall not be considered (and shall be disregarded) for purposes of determining whether the condition in Section 7.2(a) is satisfied or whether Parent is entitled to terminate this Agreement pursuant to Section 8.4(a) or Section 8.4(f) and shall not be considered a breach of this Agreement.

          6.12 Certain Litigation. Company shall keep Parent informed of, and cooperate with Parent in the event of any litigation or claim against Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such litigation that is material to the Company and its Subsidiaries taken as a whole shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that all obligations in this Section 6.12 shall be subject to the obligations of Company under applicable laws relating to attorney-client communication and privilege.

          6.13 Certain Tax Matters. Prior to the Closing, the Company shall provide certifications of non-foreign status as defined in Treasury Regulations
Section 1.1445-2(b)(2), duly executed by each of the Company's stockholders who or that owns more than 5% of the total fair market value of the Company's Common Shares within the meaning of Code Section 897(c)(3), that is reasonably satisfactory to Parent for purposes of permitting Parent to determine that there are no withholding obligations under Treasury Regulations Section 1.1445-2. Any failure to provide such certificates within 30 days prior to the Closing shall result in withholding tax under Section 1445 of the Code.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

          7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all Approvals and Permits required to be obtained or made prior to the Effective Time by the Company, Parent, Merger Sub or any of their respective Subsidiaries under Foreign Antitrust Laws in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except those that the failure to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and (iii) the period of time for any applicable review process by CFIUS under the Exon-Florio Amendment shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Merger or other transactions contemplated by this Agreement on the basis that they threaten to impair the national security of the United States.

          (b) No Violation of Law. No Governmental Entity of competent jurisdiction in a country where the Company and its Subsidiaries or Guarantor and its

Subsidiaries have any operations or derive any revenues shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement and no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.4, the asserting party shall have used its Specified Efforts in a manner consistent with this Agreement, to prevent the entry of such injunction or other Order.

          (c) No Litigation. There shall not be pending any Action by any Governmental Entity of competent jurisdiction in a country where the Company and its Subsidiaries or Guarantor and its Subsidiaries have any operations or derive any revenues that has arisen after the date of this Agreement, which is more likely than not to succeed on the merits, seeking to restrain, enjoin or prohibit the consummation of the Merger, and which provides a reasonable basis to conclude that if the Merger is consummated, the Company or Parent (including their respective officers or directors or Affiliates), as the case may be, would be subject to the risk of criminal liability or material civil penalties).

          7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained herein shall be true and correct on the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that the representations and warranties of the Company in Section 5.1(b)(i) (with respect to the Company only and not the Company's Subsidiaries) and Section 5.1(c) shall be true and correct in all material respects and (ii) Parent shall have received at the Closing an executive officer's certificate signed on behalf of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

          (b) Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and (ii) Parent shall have received at the Closing an executive officer's certificate signed on behalf of the Company to such effect.

          (c) Appraisal Shares. The amount of Appraisal Shares shall not constitute more than 10% of the aggregate number of Common Shares outstanding as of the date hereof.

          (d) Supplementary Disclosed Matters. The Supplementary Disclosed Matters, taken together with any failures of the representations and warranties of the Company contained herein to be true and correct on the Closing Date, as though made on the Closing Date (other than to the extent such representations and warranties by their terms speak as of an earlier date, in which case only taking into account any failures to be true and correct as of such earlier date), would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (e) Closing Date. The Closing Date shall not occur on or prior to September 30, 2006, unless the lenders under the Company's revolving credit and term loan facility shall have waived any termination fee payable in connection with the Merger and the transactions contemplated hereby.

          (f) No Litigation. There shall not be pending any Action by any Governmental Entity of any competent jurisdiction in the United States, the United Kingdom or any other jurisdiction in which Guarantor or the Company has substantial business or operations that has arisen after the date of this Agreement and has a reasonable likelihood of success, seeking (i) to restrain, enjoin or otherwise prohibit consummation of the Merger or (ii) to prohibit Parent or any of its affiliates from effectively acquiring, owning and controlling the business or operations of the Company, except in clause (ii) as would not have a Company Material Adverse Effect.

          7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained herein shall be true and correct on the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; provided that the representations and warranties of Parent and Merger Sub in Section 5.2(b) and Section 5.2(g) (which shall be deemed conclusively satisfied by the payment in full of all amounts required to be paid by Parent on the Closing Date) shall be true and correct in all material respects and (ii) the Company shall have received at the Closing an executive officer's certificate signed on behalf of each of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

          (b) Performance of Obligations of Parent and Merger Sub. (i) Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and (ii) the Company shall have received at the Closing an executive officer's certificate signed on behalf of each of Parent and Merger Sub to such effect.

          (c) Final Change Deadline. The applicable time of the later of (i) the Final Change Deadline and (ii) if applicable, the Superior Proposal Termination Date, shall have occurred.

                                  ARTICLE VIII
                                   TERMINATION

          8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by stockholders of the Company or Merger Sub, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

          8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, by action of the Board of Directors of either Parent or the Company if:

          (a) the Merger shall not have been consummated by the date that is 120 days after the date hereof (the "Termination Date"); provided, however, that if at such time the conditions set forth in Section 7.1(a) are not at that time satisfied, then the Termination Date shall mean the date that is 270 days after the date hereof; and provided, further that that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated; or

          (b) any Order issued by a Governmental Entity of competent jurisdiction in a country where the Company and its Subsidiaries or Guarantor and its Subsidiaries have any operations or derive any revenues permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

          8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, by action of the Board of Directors of the Company:

          (a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement); or

          (b) in accordance with Section 6.2(e).

          8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, by action of the Board of Directors of Parent:

          (a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company (provided that Parent is not then in material breach of any representation, warranty or covenant in this Agreement);

          (b) if the Company delivers a Superior Proposal Notice to Parent;

          (c) if the Company or the Board of Directors of the Company has entered into any Acquisition Agreement (other than a confidentiality agreement as permitted pursuant to Section 6.2);

          (d) (i) if the Company publicly approves or recommends, or proposes publicly to approve or recommend, an Acquisition Proposal, (ii) if the Principal Stockholders fail to execute and deliver (x) the Principal Stockholders' Consent within three hours after the execution and delivery by the Company, Parent and Merger Sub of this Agreement or (y) an Accepted New Proposal Consent (as defined in the Principal Stockholders' Agreement), under circumstances that require the Principal Stockholders to execute and deliver an Accepted New Proposal Consent pursuant to the Principal Stockholders' Agreement, within three hours of the execution and delivery by the Company, Parent and Merger Sub of an Accepted New Proposal Amendment (as defined in the Principal Stockholders' Agreement) or
(iii) if the Company publicly announces a neutral position in a Schedule 14D-9 filed by the Company with the SEC in response to an Acquisition Proposal;

          (e) if the Company materially violates Section 6.2, and such violation has a material and adverse effect on Parent; or

          (f) upon a failure of the condition set forth in Section 7.2(d).

          8.5 Effect of Termination and Abandonment. (a) Subject to the following subsections (b) and (c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1 and this Section 8.5) shall become void and of no effect without any liability other than Section 6.6, Section 6.8, this
Section 8.5 and Article IX, which shall survive such termination; provided, however, no such termination shall relieve any party hereto of any liability for any willful or intentional breach of this Agreement.

          (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(b), (ii) by Parent pursuant to Section 8.4(d)(i),
Section 8.4(d)(ii), Section 8.4(b) or Section 8.4(c), or (iii) by Parent pursuant to Section 8.4(e) or Section 8.4(d)(iii) and, in the case of this clause (iii) of this Section 8.5(b) only, at the time of such termination a person shall have made an Acquisition Proposal that was publicly disclosed and not withdrawn and within nine (9) months following such termination the Company shall have entered into a definitive agreement providing for, or consummated, any Acquisition Proposal, then, the Company shall pay to Parent an amount equal to $4,250,000 (the "Break-Up Fee") in cash by wire transfer of immediately available funds to an account designated by Parent, no later than the same day as the date of termination of this Agreement or, with respect to a termination pursuant to clause (iii) above of this Section 8.5(b), the date entering into such definitive agreement or, if earlier, consummation of such transaction; provided that, in the case of a termination pursuant to clause (iii) above of this Section 8.5(b), the applicable Acquisition Proposal relates to a transaction or series of transactions involving, directly or indirectly, the sale of fifty percent (50%) or more of the outstanding shares of voting stock, capital stock or consolidated assets of the Company. It is acknowledged and agreed that (x) in no event shall the Company be obligated to pay the Break-Up Fee on more than one occasion and (y) payment by the Company of the Break-Up Fee (under circumstances where the Company is obligated to pay the Break-Up Fee) shall constitute conclusive evidence that this Agreement has been properly terminated and shall, notwithstanding anything to the contrary herein, relieve the Company of any further liability pursuant to this Agreement.

          (c) In the event that a court of competent jurisdiction makes a final and non-appealable determination that (i) the Break-Up Fee payments contemplated by this Section 8.5 were not paid by the Company when due, in addition to being obligated to pay such amounts, the Company shall pay or reimburse Parent's costs and expenses (including but not limited to reasonable and documented legal fees and expenses (other than allocated costs of internal legal counsel)) solely to the extent incurred in connection with any Action by Parent or its Affiliates to collect payment of the Break-Up Fee or (ii) the Company was not obligated to pay the Break-Up Fee under the circumstances of the termination of this Agreement, then Parent shall pay or reimburse the Company's costs and expenses (including but not limited to reasonable and documented legal fees and expenses (other than allocated costs of internal legal counsel)) solely to the extent incurred in connection with the defense by the Company against any Action by Parent or its Affiliates to attempt to collect payment of the Break-Up Fee.

          8.6 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c), waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX
                            MISCELLANEOUS AND GENERAL

          9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.7 (Employee Compensation and Benefits), 6.8 (Expenses) and 6.9 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.6 (Publicity), Section 6.8 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. This

Section 9.1 shall not limit any other covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          9.2 Modification or Amendment. At any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Board of Directors of the respective parties; provided, however, no amendment shall be made after the adoption of this Agreement by the stockholders of the Company which by Law requires the further approval of such stockholders without such further approval. At the request of Parent, the parties shall amend this Agreement to effect the assignment by Merger Sub of any or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, provided that such assignment does not in any way result in a breach of any provision of this Agreement or otherwise delay the Closing or the consummation of the Merger and the other transactions contemplated hereunder; and provided, further, than any such assignment shall not relieve Merger Sub of its obligations under this Agreement. For the avoidance of doubt, Parent shall not be permitted to assign any of its rights under this Agreement without the prior written consent of the Company.

          9.3 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

          9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The parties hereby agree that in no event shall the other parties' respective stockholders, directors or officers be liable for any claims or damages with respect to the subject matter of this Agreement, and the parties agree not to assert any such claims or damages against the other parties' respective stockholders, directors or officers.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(b).

          9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

               if to Parent or Merger Sub:

               Meggitt-USA, Inc.
               1955 North Surveyor Avenue
               Simi Valley, CA 93063
               Attention: Eric G. Lardiere, Esq.
                          Vice President, Secretary and General Counsel
               Fax: 805-584-4182

               with a copy to (which shall not constitute notice):

               Kaye Scholer LLP
               1999 Avenue of the Stars, Suite 1700
               Los Angeles, CA 90067
               Attention: Barry L. Dastin, Esq.
               Fax: 310-788-1202

               if to the Company:

               Firearms Training Systems, Inc.
               7340 McGinnis Ferry Road
               Suwannee, GA 30024
               Attention: Chief Executive Officer
               Fax: 770-622-3515
               with a copy to (which shall not constitute notice):

               O'Melveny & Myers LLP
               Times Square Tower
               7 Times Square
               New York, NY 10036
               Attention: Mark E. Thierfelder, Esq.
               Fax: 212-326-2061

               with a copy to (which shall not constitute notice):

               Paul, Hastings, Janofsky & Walker LLP
               600 Peachtree Street, N.E., Twenty-Fourth Floor
               Atlanta, GA 30308
               Attention: Walter Jospin, Esq.
               Fax: 404-815-2424

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Principal Stockholders' Agreement, the Guaranty and the Confidentiality Agreement, dated May 10, 2006, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

          9.8 No Third Party Beneficiaries. Except as provided in (i) Article IV (Effect of the Merger on Capital Stock; Exchange of Certificates), which shall be enforceable by the holders of the Common Shares and the holders of the Series C Preferred Shares after the Effective Time, (ii) Section 6.9 (Indemnification; Directors' and Officers' Insurance), which shall be enforceable by the Indemnified Parties after the Effective Time, (iii) the last sentence of Section 4.3(b)(i), which shall be enforceable by the Principal Stockholders, and (iv) the last sentence of Section 4.3(b)(ii), which shall be enforceable by the holders of the Series C Preferred Shares, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

          9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All references herein to dollars and "$" are references to lawful money of the United States.

          9.13 Assignment. Subject to Section 9.2, no rights or obligations under this Agreement may be assigned or delegated by operation of Law or otherwise. Any purported assignment or delegation in violation of this Agreement is void.

          9.14 Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                        FIREARMS TRAINING SYSTEMS, INC.


                                        By: /s/ Ronavan Mohling
                                            ------------------------------------
                                        Name: Ronavan Mohling
                                        Title: Chairman & CEO


                                        MEGGITT-USA, INC.


                                        By: /s/ Eric G. Lardiere
                                            ------------------------------------
                                        Name: Eric G. Lardiere
                                        Title: Vice President, Secretary &
                                               General Counsel


                                        POOLE ACQUISITION CORP.


                                        By: /s/ Eric G. Lardiere
                                            ------------------------------------
                                        Name: Eric G. Lardiere
                                        Title: Vice President & Secretary